Exhibit 99.1

News Release

Contact: Nolan Sundrud
866-475-0317 x 11619 ● nolan.sundrud@bpiedu.com

Bridgepoint Education, Inc. Plans to Separate from Ashford University,
Improve Access to High-Quality Education

SAN DIEGO (March 13, 2018) – Bridgepoint Education, Inc. (NYSE: BPI), a provider of postsecondary education services, today announced it plans to separate from its academic institutions, Ashford University and University of the Rockies, and become an Online Program Management (OPM) company.
In addition, Ashford University has submitted an application to the WASC Senior College and University Commission (WSCUC) to merge with University of the Rockies, its sister institution, and to return to an independent, non-profit university. Pending these and other necessary approvals, the merged institution of Ashford University and University of the Rockies intends to negotiate a services agreement to become Bridgepoint Education’s first client as an OPM.
“This transformation marks the next phase in the missions of both Bridgepoint and Ashford University and is a strategic decision that leadership has been considering and thoughtfully evaluating for quite some time,” said Andrew Clark, CEO and president of Bridgepoint Education.
Demand for non-traditional education solutions is growing, and institutions of higher learning are looking to meet the wide-ranging needs of today’s learners. As an OPM, Bridgepoint Education will seek to help colleges and universities adapt to emerging technological innovations, shifts in student demographics, and changing expectations regarding the role of higher education in supporting workforce development.
As part of this change, University of the Rockies will also merge with Ashford University, its sister institution. The doctoral programs offered by University of the Rockies will become a new doctoral college within Ashford University. University of the Rockies master’s programs will be integrated into Ashford’s existing colleges. The addition of University of the Rockies’ graduate-level social and behavioral sciences programs will enable Ashford University to reach a wider array of students and help close the skills gap faced by employers.

Exhibit 99.1

“We are proud of what Bridgepoint Education, Ashford University and University of the Rockies have accomplished and believe that together we have served an essential public purpose,” said Clark. “We believe the innovative, student-focused education we have provided has allowed thousands of students to earn a university degree-many of whom might not have enjoyed that opportunity otherwise. In today’s dynamic higher education environment, we believe this transformation will permit us to continue to pursue our mission in new and exciting ways.”
The completion of Ashford University’s return to non-profit status, and University of the Rockies merging with Ashford University, are subject to customary closing conditions and the approval by the WASC Senior College and University Commission (WSCUC), the U.S. Department of Education, the Internal Revenue Service, and state regulatory bodies.
Bridgepoint Education Inc. will provide more information as it becomes available. The company expects these transformations to be complete by the end of 2018.

About Bridgepoint Education

Bridgepoint Education, Inc. (NYSE:BPI) harnesses the latest technology to reimagine the modern student experience. Bridgepoint owns two academic institutions - Ashford University and University of the Rockies. Together, these programs, technologies and resources represent a unique model for advancing education in the 21st century. Bridgepoint stands for greater access, social learning and exposure to leading minds. For more information, visit www.bridgepointeducation.com or www.facebook.com/BridgepointEducation

Cautionary Statement Regarding Forward-Looking Statements

This press release contains "forward-looking statements," including statements relating to the proposed transaction discussed above. Words such as "may," "should," "could," ''would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions, as well as statements in future tense, identify forwardlooking statements. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual events to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: (i) the failure of the proposed transactions to be approved by WSCUC or any of our other regulators or accreditors; (ii) the failure of the Company, Ashford University and/or University of the Rockies to resolve various federal and state regulatory issues that could impact the viability and timing of these transactions, or to reach agreement on terms of the transactions and to negotiate and execute definitive agreements; (iii) the failure to satisfy other conditions to completion of the proposed transactions, including the receipt of all regulatory and accreditor approvals necessary to complete the proposed transactions; (iv) if definitive agreements are executed, the occurrence of any event, change or other circumstance that could give rise to the termination of any definitive agreement; (v) the effect of the announcement or pendency of the transactions contemplated herein on the Company's ability to retain and hire key personnel or its operating results and business generally; (vi) risks related to diverting management's attention from the Company's ongoing business operations; (vii) the outcome of stockholder litigation or other legal proceedings that are currently pending or may be instituted against the Company and/or its subsidiaries; and (viii) other factors discussed in the Company's reports on file with the Securities and Exchange Commission. Factors or events that could affect the transactions contemplated herein or

Exhibit 99.1

cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.